CME APPOINTS ROBERT E. BURKE AS

CHIEF OPERATING OFFICER

Former President and CEO of ABC's Worldwide Television News Division to Oversee Central and Eastern European TV Group

Hamilton, Bermuda - July 17, 2001- Central European Media Enterprises Ltd. (CME) (OTCBB:CETVF.OB) today announced that it has appointed Robert E. Burke as Chief Operating Officer. Mr. Burke, who has over 20 years of experience in managing international TV operations, spent the bulk of his career at the Worldwide Television News (WTN) division of ABC, Inc. He will oversee the day to day operations of CME's broadcasting group, which spans Romania, Slovenia, Slovakia and Ukraine.

Fred T. Klinkhammer, CME's President and Chief Executive Officer, stated: "Robert Burke is a perfect fit for CME and he joins us at an optimal time. We have developed a highly efficient broadcasting group, with all of our stations posting positive cash flow results during the past year. With our leading market shares, there can no longer be any doubt that we are the leader in these emerging markets. Given our operational and financial progress, we believed it was time to strengthen our management team to capitalize on the strength of our stations. CME will benefit from Robert's unique leadership in managing profitable international TV operations in developing markets. We look forward to working with Robert, in finding ways to capitalize on the enormous value of our partner stations' news gathering capabilities, programming libraries and impressive production skills."

Mr. Burke commented, "CME is a very unique vehicle with a portfolio of assets that can not be duplicated easily. Management has succeeded in transitioning each of the company's stations to profitability during a difficult economic period across Central and Eastern Europe. As market leaders, CME's stations are positioned to benefit over the long-term as advertisers seek to penetrate these developing regions. I am excited about the opportunity to participate in the continued growth of the company and to bring high quality content to millions of viewers in these young commercial TV markets."

Mr. Burke, 49, served in various capacities at the Worldwide Television News Division of ABC, Inc., including: President and CEO from 1995-1998, President and COO from 1992-1994, Executive Vice President from 1989-1992 and Vice President, News from 1985-1989. Until its sale in 1998, WTN was the leading and only profitable international television news group, serving customers in 125 countries. Mr. Burke was instrumental in successfully expanding and diversifying WTN's operations, including establishing WTN as the top-ranked news programming provider in Central and Eastern Europe following media deregulation. Mr. Burke began his career in 1980 as a reporter and producer with ABC News.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations located in Romania, Slovenia, Slovakia and Ukraine. CME is traded on the Over the Counter Bulletin Board under the ticker symbol "CETVF.OB".

For additional information contact:

United States: Michael Smargiassi Brainerd Communicators, Inc. 212-986-6667	United Kingdom: Gerry Buckland 011-44-208-882-0499	Czech Republic: Michal Donath 011-420-602-222-128

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